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                                                                  Exhibit 10.40

                            Advice of Borrowing Terms

Relationship Office: South Yorkshire Corporate Business     Date: 10 March 2000
                     Centre

        Borrower(s)                                       Registered Number:
    C J Vander limited                                          763852

We intend that the facilities listed in Part 1 of the attached Facility Schedule (the "on-demand facilities") should remain available to the borrower(s) until 6 September 2000 and all facilities should be reviewed on or before that date. The facilities are, however, subject to the following:

     o     the terms and conditions below,

     o the specific conditions applicable to an individual facility as detailed in the Facility Schedule,

     o     the Security detailed in the attached Security Schedule, and

     o     the attached General Terms.

All amounts outstanding are repayable on demand which may be made by us at our discretion at any time and the facilities may be withdrawn, reduced, made subject to further conditions or otherwise varied by us giving notice in writing.

Conditions:

The following conditions must be satisfied at all times while the facilities are outstanding, but this will not affect our right to demand repayment at any time:

     o Monthly management accounts to be provided to us within 21 days of the end of the month to which they relate; to include Profit & Loss, Balance Sheet and Aged Debtor/Creditor listings with suitable commentary/explanations re any divergence from budget.

     o Lombard Natwest Commercial Services to have undertaken debtor book review by April 2000.

     o Facilities remain available subject to our agreed lending formula calculated on the following basis:

           [Debtors < 3 months + Stock x 40%] to cover utilised facilities in a ratio of minimum 2:1

Given the current lack lustre trading of C J Vander Ltd and insolvent balance sheet footings {ie treating the parental support as a long term liability}, we will continue to extend existing levels of support on the basis of the clear integrity of the parent undertaking.

     o     Receipt of a board resolution confirming:

     o certification by the chairman of the meeting that a valid quorum was present

     o     agreement to give security (if applicable)

     o     acceptance of the terms and conditions of the facility

     o who is authorised to take action necessary (i.e. enter into the facility documentation on behalf of the company) for the purpose of the Advice of Borrowing Terms

Interest Set Off:

Cleared debit and cleared credit balances in the same currency on non-interest bearing current accounts and loan accounts repayable on demand specified below (the "Interest Set Off Accounts will be used to calculate, on a daily



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basis, the net cleared debit balance of the Interest Set Off Accounts. The
Interest Set Off Accounts, which we have agreed are to be set off for interest calculation purposes, are detailed in the attached Facility Schedule which also specifies the frequency at which interest will be payable and the rate or rates at which it will be charged on the net cleared debit balance.

Cleared debit balances which are set off on a daily basis by cleared credit balances on the Interest Set Off Accounts will incur interest at the Set Off Rate specified in the attached Facility Schedule.


/s/  A. Tyas
Corporate Manager
For and on behalf of
National Westminster Bank Plc

Acceptance:

     o To signify your agreement to the terms and conditions outlined above please sign and return the enclosed copy of this Advice of Borrowing Terms within 28 days.

Form of Acceptance

I accept the facility/facilities on the above terms and conditions and confirm that I have been authorized by the Board(s) of Directors of the Borrower(s) to sign this Form of Acceptance on behalf of the Borrower(s).


By (name and title): /s/ Peter H. Minchin, Director of Finance     Date 3/21/200

For and on behalf of: C J Vander Limited